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On October 26, 2022, an article titled “Private jet IPOs beg the question: Does stock price matter for customers?” was published on privatejetcardcomparisons.com. The article quotes Jim Segrave, Chairman and CEO of flyExclusive. The article is provided below.

Private jet IPOs beg the question: Does stock price matter for customers?

Written by Doug Gollan

Posted on October 26, 2022

Wheels Up’s IPO day investors saw share price fall over 80%. Yet, the private jet provider has more members than ever. Does stock price matter for flyers?

What a difference a year makes, particularly for Wheels Up. And what’s ahead for Flexjet and FlyExclusive now that they plan to become publicly traded on the New York Stock Exchange?

The recent SPAC IPO news means three of the five largest private jet flight providers will be publicly traded as pure-play private aviation companies.

While NetJets and Jet Aviation are part of publicly traded companies, Berkshire Hathaway and General Dynamics, their financials are not broken out.

For newly public companies, the smiles seen while hammering the gavel at the Exchange are quickly met with the realities of market scrutiny.

Days after the SPAC IPO, Wheels Up shares reached $15, and analysts projected its stock price could go as high as $21 by 2023.

That was based on company presentations that it could democratize private aviation, create an Airbnb-like marketplace, and quickly move to profit.

On August 29th, Wheels Up’s stock, which trades on the NYSE under the UP symbol, closed at $2 per share.

It’s a mark it hasn’t seen since, dropping to as low as 99 cents before getting above the century mark.

At its current price, the market cap for Wheels Up is $385 million. That’s less than the value of its airplanes.

Gary Prestopino of Barrington Research, one of the first Wall Street analysts to follow Wheels Up, says a key issue with its stock price is the private aviation flight provider is in the wrong place at the wrong time.

“(The) market is moving away from risk-on assets such as UP that are losing bucket loads of money. Anything that came out of a SPAC is getting slaughtered,” he says.

Wheels Up posted a loss of $92 million in the second quarter despite seeing revenues soar by 49% to $425 million.

H1 2022 Net Loss increased from $61 million to $182 million while revenues increased 37% from $547 million to $751 million.

It will report Q3 2022 numbers sometime early in November.

Asked if Wheels Up is a takeover target at its current share price, Prestopino says, “Anything is possible.”

The M&A market has been robust in business aviation.

In fact, Wheels Up is the product of a shopping spree that included TMC Jets (2019), Delta Private Jets (2019), Gama Aviation Signature (2020), Mountain Aviation (2021), Alante Air Charter (2022), tech platform Avianis (2019) and broker Air Partner (2022).

The company has already said it will cut losses by increasing efficiency between its operators, something it hopes a new operations center will help.

What does stock price mean to customers?

But what does the share price mean to customers?

So far, the answer seems to be not much.

Just before its IPO, Wheels Up had 10,515 active members. At the end of Q2, that was up to 12,667 members, according to its financial statements.

The net gain of 2,152 members represents 20.5% growth.

In fact, only a handful of private jet flight providers have more than 2,000 active members in total.

In part, that has been driven by how Wheels Up has handled price increases.

It announced them ahead of time. That gave existing and new members a window to lock in current prices before the hikes.

It also didn’t stop selling to new members or even renewing existing customers, something others did as demand for private jets escalated.

Still, the bottom line is Wheels Up has been adding net members despite losses and despite its stock price.

A recent survey of 571 Private Jet Card Comparisons subscribers found Wheels Up with an 81.9% renewal rate, up from 79.7% in 2021, within the statistical margin of error.

The industry average dipped from 86.2% to 81.1% this year.

Speaking before Wheels Up announced it had raised $259 million via equipment notes, Prestopino told us, “At this juncture, the company has over $400 million in cash and no long-term debt on its balance sheet. (There are) no issues with financial insolvency based on these metrics.”

Of course, the cash doesn’t account for funds members have deposited for future flights, which is not atypical of the jet card segment.

In other words, unless your jet card funds are put into an escrow account – something offered but not widely, you are an unsecured creditor if things go south.

The JetSuite bankruptcy found SuiteKey customers with over $50 million in losses.

Its trip through Chapter 11 revealed that the privately held company was successful in raising money (from JetBlue, Qatar Airways, and other high-profile investors) but was, at best, never more than marginally profitable.

“Despite the overall popularity and safety of the debtor’s brand, the industry itself is one with extraordinarily thin margins. In light of that, the debtor was never able to generate sufficient revenue to do more than cover its operating expenses, with nothing left to cover its monthly fixed expenses,” according to one filing.

At the time of its insolvency, it had less than $1 million of cash and cash equivalents in its coffers.

Zetta Jet, another high-flying privately held private aviation provider, left more than $50 million in unpaid bills when it shuttered in 2017.

Its bankruptcy post-mortem also revealed it was in poor health from inception.

Wheels Up, Flexjet, FlyExclusive perspectives

How should you look at the market if you are a consumer of private aviation as opposed to an investor?

We put that question to Wheels Up, Flexjet, and FlyExclusive.

A Wheels Up spokesperson says, “Our stock price, while certainly important, is not our company, nor is it a reflection of our unwavering commitment to provide exceptional service for our customers. We’re focused on continuing to transform and disrupt private aviation through a tech-enabled marketplace and investing in world-class talent to make it a reality. We’re proud that our customers love what we do, and we look forward to continuing to deliver the premier experience in private aviation.”

Kenn Ricci, chairman of Flexjet, Inc., the name of the soon-to-be-public company, tells Private Jet Card Comparisons, “A stock price will ebb and flow and really only provides buyers with one of many indications as to whether that company’s product makes sense for a potential buyer. But, stock price can be an indicator of the long-term expected health of a company.

“So, a buyer might consider the stock price as important if they were purchasing a product that would be delivered in the future. For Instance, if they were putting money on deposit for a jet card or for flight that would not be delivered immediately, a buyer would definitely want to consider the financial position of the provider.

“Even if the stock price is low, the fact that a company is public will allow a potential buyer the ability to have a greater insight into the financial health of the company, which actually might provide a better indication of whether a buyer would want to commit to their products.”

Jim Segrave, the Founder and CEO of FlyExclusive, adds, “At FlyExclusive, Jet Club and fractional members choose us for our best-in-class service. We are investing heavily in the customer experience and our fleet, with over $600 million of new Citation aircraft on order.1 We will always do what is best for our business, our customers, and our employees.

“The decision to go public will not change these core values. FlyExclusive has been profitable since its second year of operations, and we do not need funding to sustain operations. Our balance sheet is strong, and our business plan is sound. This is what our customers should care about.”

He continues, “FlyExclusive will continue to offer competitive rates, strive to achieve market-leading dispatch availability, and dedicate incredible attention to detail on every flight. I look forward to growing our client and potential investor base in the interest of the company’s strategic plan to become the nation’s first fully vertically integrated private aviation company.”

My thoughts

Transparency is the bottom line.

In an industry where nearly all players are either privately held or subsidiaries of large companies where financials aren’t broken out, Wheels Up, and in the future, Flexjet, Inc, and FlyExclusive., will provide a lot of data points about the business for potential customers.

I welcome seeing more providers trade publicly.

All three have different approaches. Wheels Up, for example, is working to create a digital marketplace like Airbnb or Amazon. Flexjet is eyeing international expansion and possibly more acquisitions. FlyExclusive is focused on vertical integration.

Of course, what we see may not be pretty.

In the 1990s, the legendary former Chairman of American Airlines, Robert Crandall, used to say that cumulatively, since the Wright Brothers, the airline industry had lost money.

Just like the Part 121 airlines found some of their value was in their customers, in other words, their frequent flyer programs, it could be that private aviation companies can deliver investors value beyond just what you pay to fly from point A to point B.

Indeed, investor decks provide comparisons to other industries, from those that target UHNWs like Richemont (owner of luxury brands like Cartier and IWC) and Hermes to Netflix (valued as a subscription business) and Amazon and Airbnb (online marketplaces).

There’s the old saying, “Better the devil you know.”

So if you are flying – not buying stock – customers and potential customers will have valuable quarterly updates on cash, sales, debt, how much is owed, and when it’s due.

That’s a good thing, regardless of where the stock price happens to be on any given day.

[1]	Correction: FlyExclusive has entered into a contract with Textron Aviation Inc. that gives FlyExclusive the right to order over $600 million of new Citation aircraft.

Forward-Looking Statements

This article includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of EG’s securities, (ii) the risk that the transaction may not be completed by EG’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by EG, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval by the stockholders of EG and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Equity Purchase Agreement, (vi) the effect of the announcement or pendency of the transaction on LGM’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of LGM and potential difficulties in LGM employee retention as a result of the transaction, (viii) the outcome of any legal proceedings that may be instituted against LGM or against EG related to the Equity Purchase Agreement or the transaction, (ix) the ability to maintain the listing of the EG’s securities a national securities exchange, (x) the price of EG’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which EG plans to operate or LGM operates, variations in operating performance across competitors, changes in laws and regulations affecting EG’s or LGM’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns and a changing regulatory landscape in the highly competitive aviation industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of EG’s registration on Form S-1, the proxy statement that will be filed as discussed herein and other documents filed by EG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and LGM and EG assume no obligation and do not intend to update or revise these forward- looking statements, whether as a result of new information, future events, or otherwise. LGM nor EG gives any assurance that either LGM or EG or the combined company will achieve its expectations.

EG cautions that the foregoing list of factors is not exclusive. EG cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of EG’s Annual Report on Form 10-K filed with the SEC. EG’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, EG disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.